UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 31, 2019

LINDSAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

18135 Burke Street, Suite 100 Omaha, Nebraska	68022
(Address of principal executive offices)	(Zip Code)

(402) 829-6800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	LNN	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

First Amendment to Note Purchase Agreement

As previously disclosed, on February 19, 2015, Lindsay Corporation (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with certain initial purchasers named therein, pursuant to which the Company issued and sold $115 million in aggregate principal amount of its unsecured 3.82% Senior Notes, Series A, due February 19, 2030 (the “Senior Notes”). The Senior Notes are treated on a pari passu basis with the Company’s other senior unsecured indebtedness, including borrowings under the Credit Agreement (as defined herein). A copy of the Note Purchase Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on February 20, 2015.

On May 31, 2019, the Company and the current noteholders entered into the First Amendment to the Note Purchase Agreement (the “First Note Amendment”). Capitalized terms used below and not otherwise defined herein have the meanings given to them in the Note Purchase Agreement, as amended by the First Note Amendment.

The First Note Amendment provides that, among other things, (i) for the fiscal quarters ended May 31, 2019 through May 31, 2020 (the “Increased Leverage Period”), (a) the Company’s maximum permitted Leverage Ratio shall be increased from 3.00:1.00 to 3.50:1.00, after which the maximum permitted Leverage Ratio will return to 3.00:1.00, (b) the interest rate payable on the Notes shall be increased (x) by 0.25% for the immediately following fiscal quarter if the Leverage Ratio as of the end of any fiscal quarter is greater than 3.00:1.00 and less than or equal to 3.25:1.00 and (y) by 0.50% for the immediately following fiscal quarter if the Leverage Ratio as of the end of any fiscal quarter is greater than 3.25:1.00 and less than or equal to 3.50:1.00; and (c) the definition of Consolidated EBITDA shall be amended to offer relief for up to $16 million of net extraordinary, unusual and non-recurring cash expenses and losses as measured over a trailing twelve-month period; and (ii) the noteholders shall benefit from a “most favored lender” provision such that if the Credit Agreement were to require the Company to comply with any financial covenant that is not already included or is more restrictive than what is already included in the Note Purchase Agreement, then such covenant shall be deemed incorporated by reference in the Note Purchase Agreement.

The foregoing description of the First Note Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the First Note Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Second Amendment to Amended and Restated Revolving Credit Agreement

As previously disclosed, on February 18, 2015, the Company entered into the Amended and Restated Revolving Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (the “Bank”), which was amended on February 28, 2017 (the “First Credit Amendment”) and continues to provide for a $50 million unsecured revolving credit facility. Copies of the Credit Agreement and the First Credit Amendment were filed as Exhibits 10.2 and 10.1, respectively, to the Current Reports on Form 8-K filed by the Company on February 20, 2015 and March 1, 2017, respectively.

On May 31, 2019, the Company and the Bank entered into the Second Amendment to the Credit Agreement (the “Second Credit Amendment”). Capitalized terms used below and not otherwise defined herein have the meanings given to them in the Credit Agreement, as amended by the First Credit Amendment and the Second Credit Amendment.

The Second Credit Amendment, among other things, provides that (i) the Company’s maximum permitted Leverage Ratio shall be increased from 2.75:1.00 to 3.50:100 during the Increased Leverage Period, after which the maximum permitted Leverage Ratio will be set at 3.00:1.00; (ii) certain tiers of the Leverage-Ratio-Based LIBOR Rate Margin pricing grid shall be modified while leaving unchanged the minimum and maximum spreads to the LIBOR Rate; (iii) the Unused Commitment Fee shall be tied to the Leverage Ratio while leaving unchanged the maximum Unused Commitment Fee percentage of 0.25%; and (iv) the Termination Date shall be extended from February 28, 2020 to May 31, 2022.

The foregoing description of the Second Credit Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the Second Credit Amendment, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

10.1	First Amendment to Note Purchase Agreement, dated May 31, 2019, by and among the Company and the noteholders named therein.

10.2	Second Amendment to Amended and Restated Revolving Credit Agreement, dated May 31, 2019, by and between the Company and the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2019	LINDSAY CORPORATION

	By:	/s/ Brian L. Ketcham
Brian L. Ketcham, Senior Vice President and Chief Financial Officer